Exhibit 3.1

Company Number: 1885527 ReTo Eco-Solutions, Inc. CERTIFIED COPY OF EXTRACT OF RESOLUTIONS ADOPTED BY THE DIRECTORS PURSUANT TO THE MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE COMPANY ON THE 11TH DAY OF FEBRUARY, 2025 Vistra (BVI) Limited Registered Agent (Resolutions dated 11th day of February, 2025 and filed on 7th day of March, 2025)